Exhibit 99.2

IMMUNOTHERAPEUTICS, INC.

June 14, 2004

Timothy Cooke, Ph D.

910 West End Avenue, Apt. 9B

New York, New York 10025

Dear Tim:

I am pleased to offer you the position of Senior Vice President, Commercial Development, reporting to Una S. Ryan, Ph.D OBE, President and Chief Executive Officer.  Your annual base salary will be $240,000 ($9,230.77 to be paid biweekly).  You will also receive an option to purchase 200,000 shares of the Company’s stock at the fair market value on the first day you commence employment.  In addition, you will be eligible for our Performance Incentive Plan approved by the Board of Directors, which links additional compensation directly to achieved corporate goals. Under this plan, you will be eligible to earn up to an additional 20% of your base salary. Your anticipated start date is August 1, 2004 and you will be eligible for a performance appraisal in December 2004.  Your employment with AVANT will be at-will and accordingly you or the Company may terminate employment with or without cause.

AVANT will also reimburse you for up to $20,000 for expenses you incur in connection with your relocation from New York to Massachusetts.  In consideration of this you agree that if you resign from employment at AVANT within the first six months after you commence employment you will reimburse AVANT 100% of the relocation expenses paid.  If you resign from AVANT in the second six months of employment you agree to reimburse AVANT 50% of the paid relocation expenses.  The Company will also provide relocation assistance for you and your family with an AVANT authorized corporate relocation specialist.

AVANT Immunotherapeutics, Inc. currently offers employee benefits, which include medical/dental health insurance, paid vacation, basic life insurance, short and long term disability benefits, tuition reimbursement, free parking, and a 401(k) plan, which includes a Company contribution.  You will be required to sign a confidentiality agreement, which includes a non-compete section on your first day of employment at AVANT.

Your employment is contingent upon presentation of proper employment verification documentation, which is in compliance with the immigration laws of the United States of America.

Please indicate your acceptance by signing both copies of this letter and returning one copy to me. We believe that you will find this position challenging and we look forward to the contribution you can make to AVANT Immunotherapeutics, Inc.

Sincerely,

/s/ Paula R. Freeman
Paula R. Freeman
Senior Director, Human Resources

Timothy Cooke, PhD:	/s/ Timothy Cooke
Date:	June 21, 2004

Attachments:	Change of Control letter
Severance letter
Benefits list